Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 5 to Form S-1 of our report dated April 24, 2026, relating to the financial statements of Energy Transition Special Opportunities (formerly Climate Transition Special Opportunities SPAC I) as of December 31, 2025, and for the period from July 11, 2025 (inception) through December 31, 2025 (which includes an explanatory paragraph about Energy Transition Special Opportunities (formerly Climate Transition Special Opportunities SPAC I) ability to continue as a going concern) which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

April 24, 2026